                                   [Letterhead]
                               STATE OF CALIFORNIA
                               SECRETARY OF STATE


                               CORPORATE DIVISION

     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the annexed transcript has been compared with the corporate record on file in this office, of which it purports to be a copy, and that same is full, true and correct.


                                       IN WITNESS WHEREOF, I execute this
                                       certificate and affix the Great Seal
                                       of the State of California this

                                                    May 29, 1996
                                       ----------------------------------------


[Seal of the State of California]                  /s/ BILL JONES
                                                 Secretary of State

                            CERTIFICATE OF AMENDMENT
                                       OF
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                                     AVIRON


     J. Leighton Read and Alan C. Mendelson certify that:

     1. They are the Chief Executive Officer and the Secretary, respectively, of Aviron, a California corporation (the "Corporation").

     2. Article III.C.4(f) of the Amended and Restated Articles of the Corporation is amended and restated as follows:

          "f. AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (i) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), with aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed $10,000,000 or (ii) upon receipt by the Corporation of the affirmative vote at a duly noticed shareholders meeting or pursuant to a duly solicited written consent of approval of the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock, voting together as a single class in favor of the conversion of all of the shares of Preferred Stock into Common Stock."

     3. The following is added to Article III of the Amended and Restated Articles of the Corporation:

          "D. Effective at the time of filing of this Certificate of Amendment with the Secretary of State of California (the "Effective Time"), each five shares of the Corporation's Common Stock, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified into one (1) share of Common Stock, of the Corporation. No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the fair market value of the Common Stock as of the Effective Time, as determined by the Board of Directors of the Corporation."

     4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors.

     5. The foregoing amendment has been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of the Corporation is 5,330,965 shares of Common Stock, 5,000,000 shares of Series A Preferred Stock, 17,990,401 shares of Series B Preferred Stock and 16,041,570 shares of Series C Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of the Common Stock and more than 50% of the outstanding shares of the Preferred Stock, each class voting separately.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: February 26, 1996


                                                 /s/ J. LEIGHTON READ
                                      -----------------------------------------
                                      J. Leighton Read, Chief Executive Officer



                                                 /s/ ALAN C. MENDELSON
                                      -----------------------------------------
                                             Alan C. Mendelson, Secretary



                                      2.